SETTLEMENT AGREEMENT

This Settlement Agreement (this “Agreement”) is entered into between America Power Corp. ("Borrower" or the “Company”) and Black Sands Holdings Inc. (the "Lender").  Borrower and Lender are each a “Party” and collectively, the “Parties”.

RECITALS

WHEREAS, Borrower raised funds for general corporate purposes and borrowed funds from the Lender to provide the Company with working capital to continue operations (the “Obligation”); and

WHEREAS, the Parties desire to settle the Obligation owed by Borrower to Lender; and

WHEREAS, neither the Lender nor third party vendor is affiliated with Borrower as defined by the Securities and Exchange Acts of 1933 and 1934.

NOW THEREFORE, in consideration of the recitals, payments, covenants, and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties agree as follows:

SETTLEMENT TERMS

1.
Release of Claims. In exchange for the release of claims by Lender against Borrower, Borrower agrees to enter into debt to equity conversion as a means of settling the outstanding loan amount of US$208,602.74.

2.
Debt to Equity Conversion. Lender agrees to settle the outstanding amount owed to Lender from Borrower through acceptance of common stock (the “Shares”) of the Borrower. Such Shares will be issued at a conversion rate of $0.50. At said rate, it is agreed that 417,205 shares will satisfy the conversion in full. Shares will be issued with restrictive legend pursuant to Rule 144 of the Securities & Exchange Commission Acts of 1933 and 1944.

3.
Effectiveness of Releases. The Releases granted in Section 5 below by Borrower in favor of Lender are effective immediately upon execution of this Agreement by the Parties. The Releases granted in Section 5 below by Lender in favor of Borrower become effective upon the occurrence the execution of this Agreement by the Parties.

4.	Attorneys’ Fees. In the event of a breach of this Agreement, the prevailing party is entitled to recover reasonable attorneys’ fees and costs, in addition to any other damages.

5.
Mutual Releases. As consideration of all obligations contained herein, the Parties agree to the mutual releases of each other, including any officers, directors, employees, agents, representatives, subsidiaries, successors, predecessors, affiliates, heirs, devisees, servants, attorneys, assigns, and potential assigns (the “Releases”). These Releases shall extend to any and all manners of action, causes of action, suits, debts, sums of money, accounts, bonds, bills, covenants, contracts, controversies, agreements, promises, damages, expenses, claims and demands whatsoever, hereof, in contract, tort, statute, law, equity or otherwise, which the Parties had or have, upon or by reason of any fact, matter, cause or thing whatsoever.

6.
Governing Law and Venue. This Agreement shall be exclusively governed by and construed according to the laws of the State of Nevada except that any conflicts of law rule requiring reference to the laws of another jurisdiction shall be disregarded. Venue for determination of any dispute arising under or related to this Agreement shall lie exclusively within Las Vegas, Nevada.

7.
Representations and Warranties. Each Party hereby expressly warrants and represents that: (i) it has authority to act for itself or the lawful owner of its respective claims herein; (ii) it has full power and express authority to settle the claims as set forth in this Agreement; (iii) it has not made any assignment or transfer of the claims as set forth in this Agreement, including but not limited to assignment or transfer by subrogation or by operation of law; (iv) it knows of no person or entity that intends to assert a claim by, through, under, or on behalf of such Party; (v) it is not relying upon any statements, understandings, representations, expectations, or agreements other than those expressly set forth in this Agreement; (vi) it is represented and has been advised by counsel in connection with this Agreement, which such Party executes wholly voluntarily and of its own choice, volition, judgment, belief and knowledge, after consultation with such counsel and not under coercion or duress; (vii) it has made its own investigation of the facts and is relying solely upon its own knowledge and the advice of its counsel; (viii) it knowingly waives any claim that this Agreement was induced by any misrepresentation or nondisclosure and any right to rescind or avoid this Agreement based upon presently existing facts either known or reasonably ascertainable. The Parties agree and stipulate that each Party is relying upon these representations and warranties in entering into this Agreement.

8.
Entire Agreement. This Agreement contains and constitutes the entire agreement and understandings of the Parties and supersede as of the execution date all prior negotiations, discussions, undertakings or agreements of any sort whatsoever, whether oral or written, or any claims that might have ever been made by one Party against any opposing Party. There are no representations, agreements, or inducements except as set forth expressly and specifically in this Agreement.

9.
Amendments in Writing. This Agreement may only be amended or modified by a written instrument that has been executed by the Parties and that unequivocally indicates the Parties’ intentions. No waiver of any breach of this Agreement shall be construed as an implied amendment or agreement to amend or modify any provision of this Agreement.

10.
No Author. All terms and provisions of this Agreement, and the drafting of this Agreement, have been negotiated by the Parties at arm’s length, with assistance of the attorneys and appropriate representatives of the Parties’ choosing, with consideration by and participation of each, and no party shall be deemed the scrivener of this Agreement.

11.
Construction. Words used in the Agreement of any gender or neuter shall be construed to include any other gender or neuter where appropriate. Words used in this Agreement that are either singular or plural shall be construed to include the other where appropriate.

12.	Captions and Headings. The Parties agree that the captions and headings contained in this Agreement are for convenience only and shall not be deemed to constitute a part of this Agreement.

13.
Multiple Counterparts. This Agreement may be executed in multiple counterparts, any and all of which may contain the signatures of less than all the Parties and all of which shall be construed together as a single document. Each counterpart shall be fully effective as an original when all of the Parties have executed this Agreement. Such counterparts may also be executed by facsimile signature.

14.
No Admission of Fault. Neither the execution of this Agreement nor compliance with its terms, nor the consideration provided for herein, shall constitute or be construed as an admission of any fault, wrongdoing or liability whatsoever on the part of any of the Parties, or any of their agents, attorneys, representatives, or employees, but is in full settlement of disputed issues, and all such liability is expressly denied.

15.
No Waiver. The failure by any of the Parties to this Agreement to enforce at any time, or for any period of time, any one or more of the terms or conditions of this Agreement or a course of dealing between the Parties, shall not be a waiver of such terms or conditions or of such Party’s right thereafter to enforce each and every term and condition of this Agreement.

AGREED:

Black Sands Holdings, Inc. ______________________ Authorized Representative Date:	American Power Corporation ______________________ Authorized Representative Date: